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Exhibit (a)(3)

SUBSCRIPTION AGREEMENT

Board of Directors
Black Rock Acquisition Corporation
111 Monument Circle, Suite 4800
Indianapolis, Indiana 46204

Gentlemen:

                                                                      ("you" or the "Purchaser") hereby subscribes for and agrees to purchase                                                               common shares (the "BRAC Shares") of Black Rock Acquisition Corporation (the "Corporation"), in exchange for                                                               shares of common stock of Obsidian Enterprises, Inc.(1) (the "Obsidian Shares") on the terms and conditions hereinafter set forth.

(1)
The number of shares of common stock of Obsidian Enterprises, Inc. and the number of BRAC Shares subscribed for must be exactly equal to each other.

        The Purchaser agrees and acknowledges that the Board of Directors of the Corporation may accept this subscription, in whole or in part, at any time on or prior to January 27, 2006. To the extent that the subscription is accepted in part, the Board of Directors of the Corporation may also elect at any later date on or prior to January 27, 2006 to accept the subscription for any remaining portion of the BRAC Shares subscribed for hereunder, in whole or in part until such time as the entire subscription has been accepted. The Corporation is under no obligation to accept any part of this subscription and this subscription may be accepted only be the action of the Board of Directors. If the subscription is accepted, the Purchaser must deliver not later than January 26, 2006, certificates representing the Obsidian Shares and any all other transfer documentation required to StockTrans, Inc., as described in further detail below.

        If you hold your Obsidian Share certificates in registered form, your Obsidian Share certificates must be mailed StockTrans, Inc. at 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003. The certificates must be appropriately signed by all registered holders, exactly as the name(s) appear on the face of the certificate(s) or must be accompanied by a stock power bearing the appropriate signature(s). In either case, the signature(s) must be guaranteed by a financial institution participating in an officially recognized Medallion Signature Guarantee Program. Additionally, you must instruct StockTrans that you wish to transfer all of your Obsidian Shares to "Black Rock Acquisition Corp." at 111 Monument Circle, Suite 4800, Indianapolis, IN 46204 and that the transfer must be completed on January 27, 2006.

        If you hold your Obsidian Shares in a brokerage account, you should contact your broker immediately in order to ascertain the actions that you must take in order to effect the transfer of your Obsidian Shares to the Corporation on January 27, 2006.

        The Purchaser understands that investment in the BRAC Shares involves a high degree of risk and is suitable only for sophisticated investors. The Purchaser further understands that the BRAC Shares are being offered in reliance upon an exemption from registration provided by the federal Securities Act of 1933, as amended, ("1933 Act"), and an exemption from registration provided by the Indiana Code, as amended. Accordingly, the Purchaser hereby represents and warrants to you, and intends that you and the Corporation rely upon these representations and warranties for the purpose of establishing the acceptability of this subscription offer, as follows:

  1.
  The Purchaser is purchasing the BRAC Shares for its own investment and not with a view to the distribution or resale thereof to anyone else.

  2.
  The Corporation has disclosed to the Purchaser, in writing, and the Purchaser acknowledges, that the transferability of the BRAC Shares is severely limited and that the Purchaser must continue to bear the economic risk of this investment for an indefinite period as these securities have not been registered under the 1933 Act or any other state securities laws and therefore cannot be offered or sold unless they are subsequently registered under such acts or an exemption from such registration is available.

  3.
  The Purchaser agrees that the BRAC Shares purchased will not be sold without registration under the 1933 Act and any applicable state securities law, or until the Purchaser has obtained an opinion of counsel satisfactory to the Corporation that such registration is not required in connection with any such transaction.

  4.
  The Purchaser agrees that certificates for the BRAC Shares, if any, may contain the following legend: "The common shares represented by this certificate were acquired for investment only and not for resale. They have not been registered under the federal Securities Act of 1933, as amended, or any state securities law. These shares may not be sold, transferred, pledged, or hypothecated unless first registered under such laws, or unless the Corporation has received an opinion of counsel satisfactory to it that registration under such laws is not required." The Corporation may issue stop transfer instructions to its transfer agent (if any) or make a notation to such effect on its appropriate records.

  5.
  The state of organization of the Purchaser is the State of Indiana. The Purchaser represents and warrants that it has full legal power and authority to enter into, execute and deliver this Subscription Agreement, and that this subscription agreement has been authorized by all necessary action on behalf of the Purchaser.

  6.
  No commission or other remuneration shall be paid to any person in connection with the offer or sale of the BRAC Shares.

        The Purchaser understands that it has no right to require the Corporation to register the BRAC Shares under federal or state securities laws at any time, or to join in any future registration, even though the Corporation and/or other shareholders may hereafter register and sell common shares of the Corporation.

        The Purchaser agrees to hold the Corporation and its officers, directors, and controlling persons (as defined in the 1933 Act), and Ice Miller, and any persons affiliated with any of them or with the distribution of the BRAC Shares, harmless from all expenses, liabilities and damages (including reasonable attorneys' fees) deriving from a disposition of the BRAC Shares in a manner in violation of the 1933 Act, or of any applicable state securities law or which may be suffered by any such person by reason of any breach of any of my representations contained herein.

        The Purchaser recognizes that the Corporation shall have the right to reject this subscription, in whole or in part, for any reason whatsoever.

        In addition, the Purchaser makes the following representations and warranties with respect to the Obsidian Shares in further consideration of the Corporation's acceptance of this subscription:

        Validity of Shares.    The Purchaser has good and marketable title to the Obsidian Shares, free and clear of any and all liens, claims, encumbrances or security interests except for restrictions on transfer provided for under applicable federal and state securities laws, and the Purchaser has the complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Obsidian Shares to the Corporation on the terms and conditions set forth herein.

        Authorization.    The Purchaser has all requisite power and authority to enter into this Subscription Agreement, to sell the Obsidian Shares and to carry out and perform its obligations under the terms of this Subscription Agreement. This Subscription Agreement has been duly authorized, executed and delivered by the Purchaser, and constitutes the legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms, subject to the effect, if any, of applicable federal and state bankruptcy, reorganization, insolvency, liquidation, readjustment of debt, moratorium or other similar laws generally affecting the enforcement of creditors' rights or remedies and limitations on the availability of certain equitable remedies and the application of usual equitable principles when equitable remedies are sought.

        IN WITNESS WHEREOF, the Purchaser has executed this Agreement this        day of January, 2006.

"Purchaser"
35-2088657	By:
(Taxpayer Identification or Social Security Number of Subscriber)	Printed Name:
Address:

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  Exhibit (a)(3)